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                                                                       EXHIBIT 8

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is made by and among Robert Felton ("Seller"), Warburg, Pincus Investors, L.P. ("Buyer") and Indus International, Inc. (the "Company") as of January 13, 1999.

                                    RECITALS

A. Seller desires to sell Five Million (5,000,000) shares of Common Stock of the Company owned by him (the "Shares") to Buyer;

B.       Buyer desires to buy the Shares from Seller; and

C. Company is willing to waive any rights it may have under its corporate policies to prohibit the sale of the Shares from Buyer to Seller provided that Buyer agrees to vote shares of Common Stock of the Company held by it in the manner described herein;

         Therefore, in consideration of the above recitals and the mutual covenants herein contained, the Parties agree as follows:

1.       The Shares Transaction.

         1.1 Purchase and Sale of Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Shares at a price per Share of $5.00 for aggregate consideration of $25,000,000 (the "Purchase Price").

         1.2 Closing Date. The closing of the purchase and sale of the Shares hereunder (the "Closing") shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304 on January 15, 1999 or such other time and place as the parties shall agree to (the "Closing Date").

         1.3 Delivery. At Closing, Seller shall deliver to Buyer a certificate representing the Shares duly endorsed to Buyer against delivery to Seller of check or wire transfer payable to the order of Seller in the amount of the Purchase Price.

         1.4 Waiver by Company. The Company waives any rights it may have under any of its corporate policies to restrict the transactions described above in this Section 1.

2.       Representation and Warranties of Buyer and Seller.

         2.1 Title of Seller. Seller hereby represents that Seller has full right, title and ownership in the Shares free of any liens or encumbrances.


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         2.2 Buyer's Knowledge. Buyer hereby represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and that it has had full access to all material information relating to the Company necessary to evaluate such transactions.

         2.3 Seller's Knowledge. Seller hereby represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and that he has had full access to all material information relating to the Company necessary to evaluate such transactions.

         2.4 Legend. Buyer understands that the Shares will be considered "restricted securities" under the Securities Act of 1933, as amended and will bear an appropriate legend reflecting that status.

3.       Voting Agreement.

         3.1 Voting. With respect to any proposal (including proposals relating to the election of directors) presented to the holders of the capital stock of the Company whether at an annual or special meeting of stockholders or pursuant to a written consent, Buyer shall exercise its voting rights with respect to any shares of capital stock of the Company owned by it such that shares of capital stock of the Company owned by Buyer or its affiliates (collectively "Warburg Shares") are voted as follows:

             (a) Buyer may vote in its sole and absolute discretion its Warburg Shares such that the Warburg Shares voted by it pursuant to this Clause 3.1(a) plus all other Warburg Shares voted on such proposal represent 50% or less of the votes eligible to be cast on such proposal.

             (b) Buyer shall vote its Warburg Shares not voted pursuant to clause (a) above, if any, in the same proportions as the other stockholders of the Company vote their shares of capital stock entitled to vote on such proposal.

         3.2 Enforcement. Buyer and Company hereby agree that it is impossible to measure in money the damages which will accrue to Company as a result of a failure by Buyer to perform its obligations under this Section 3 and agree that the terms of this Section 3 shall be specifically enforceable. If the Company institutes any action or proceeding to specifically enforce the provisions hereof, Buyer hereby waives the claim or defense therein that Company has an adequate remedy at law, and Buyer shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

         3.3 Waiver. Buyer's obligations under this Section 3 may be waived, terminated or modified only by the written agreement of Buyer and Company.

4.       Miscellaneous.

         4.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

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             The parties hereby agree to submit to the jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

         4.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by Buyer, Seller or the Company and the closing of the transactions contemplated hereby.

         4.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         4.4 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Except as provided in Section 3, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by Buyer, Seller and Company.

         4.5 Notices, Etc. All notices and other communications required or permitted hereunder, shall be in writing and shall be personally delivered, sent by facsimile, mailed by registered or certified mail, postage prepaid, return receipt requested, or delivered by a nationally recognized overnight courier, addressed:

             If to Buyer:                 Warburg, Pincus Investors, L.P.
                                          466 Lexington Avenue
                                          New York, New York 10017
                                          Attn:    Joseph P. Landy

             If to Seller:                Robert Felton
                                          91 Tiger Tail Court
                                          Orinda, CA 94563

             If to Company:               Indus International, Inc.
                                          60 Spear Street
                                          San Francisco, CA 94105

Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery or delivery by telecopier, on the date of such delivery, (B) in the case of a commercial overnight courier, on the next business day after the date when sent and (C) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

         4.6 Waiver of Conflict. Each party to this Agreement that has been or continues to be represented by Wilson, Sonsini, Goodrich & Rosati, counsel to the Company, hereby


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acknowledges that Rule 3-310 of the Rules of Professional Conduct promulgated by the State Bar of California requires an attorney to avoid representations in which the attorney has or had a relationship with another party interested in the representation without the informed written consent of all parties affected. By executing this Agreement, each such party gives his or its informed written consent to the representation of the Company by Wilson, Sonsini, Goodrich & Rosati in connection with this Agreement and the transactions contemplated hereby.

         4.7 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

         4.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

         In witness whereof, the parties have executed this Agreement as of the first date set above.


SELLER                                   BUYER

                                         Warburg, Pincus Investors, L.P.

                                         By:      Warburg, Pincus & Co.,
                                                  its General Partner

/s/ Robert W. Felton                              By:   /s/ Joseph P. Landy
-------------------------------                         ---------------------
Robert W. Felton


COMPANY


    /s/ William J. Grabske
-------------------------------
        William J. Grabske


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